Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2017, with respect to the consolidated financial statements of Gevo, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2016.  We consent to the incorporation by reference of said report in the Registration Statements of Gevo, Inc. on Forms S-8 (File No.s 333-172771, 333-195264, 333-207172, and 333-212391) and on Forms S-3 (File No.s 333-197285 and 333-211370).

/s/ Grant Thornton LLP

Denver, Colorado
March 30, 2017